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                                                                   EXHIBIT 28.13

[DEPARTMENT OF HEALTH & HUMAN SERVICES LOGO]        Public Health Service

DEPARTMENT OF HEALTH & HUMAN SERVICES
                                                    Food and Drug Administration
                                                    9200 Corporate Boulevard.
                                                    Rockville MD 20850

Mr. Kevin Mc Culloh
Vice President, Engineering
Chad Therapeutics, Incorporated
21622 Plummer Street
Chatsworth, CA 91311

Re : K033364
     Trade Name: Chad Therapeutics Sage
     Regulation Number: 21 CFR 868,5905
     Regulation Name: Noncontinuous Ventilator (IPPB)
     Regulatory Class: II
     Product Code: NFB
     Dated: April 23, 2004
     Received: April 26, 2004

Dear Mr. McCulloh:

We have reviewed your Section 510(k) premarket notification of intent to market the device referenced above and have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (Act) that do not require approval of premarket approval application (PMA). You may, therefore, market the device, subject to the general controls provisions of the Act. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling and prohibitions against misbranding and adulteration.

If your device is classified (see above) into either class II (Special Controls) or class III (PMA), it may be subject to such additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations. Title 21, Parts 800 to 898. In additions, FDA may publish further announcements concerning your device in the Federal Register.

Please be advised that FDA's issuance of a substantial equivalence determination does not mean that FDA has made a determination that your device complies with other requirements of the Act or any Federal statutes and regulations administered by other Federal agencies. You must comply with all the Act's requirements, including, but not limited to: registration and listing (21
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page 2 - Mr. Kevin McCulloh

CFR Part 807); labeling (21 CFR Part 801); good manufacturing practice requirements as set forth in the quality systems (QS) regulation (21 CFR Part
820); and if applicable, the electronic product radiation control provisions (Sections 531-542 of the Act); 21 CFR 1000-1050. This letter will allow you to begin marketing your device as described in your Section 510(k) premarket notification. The FDA finding of substantial equivalence of your device to a legally marketed predicate device results in a classification for your device and thus, permits your device to proceed to the market.

If you desire specific advice for your device on your labeling regulation (21 CFR Part 801), please contact the Office of Compliance at (301) 594-4646. Also, please not the regulation entitled, "Misbranding by reference to premarket notification" (21 CFR Part 807.97). You may obtain other general information on your responsibilities under the Act from the Division of Small Manufacturers, International and Consumer Assistance at its toll-free number (800)638-2041 or
(301)443-6597 or at its Internet address http://www.fda.gov/cdrh/dsma/dsmamain.html.

                                   Sincerely yours,

                                   /s/ [ILLEGIBLE]
                                   Chiu Lin, Ph.D
                                   Director
                                   Division of Anesthesiology, General Hospital,
                                     Infection Control and Dental Devices
                                     Office of Device Evaluation
                                     Center for Devices and
                                     Radiological Health

Enclosure

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                               INDICATIONS FOR USE

510(k) NUMBER (IF KNOWN):  K033364

DEVICE NAME :              Chad Therapeutics Sage

INDICATIONS FOR USE:

The Chad Therapeutics Sage is intended for prescription use only, to be used as part of a portable therapeutic oxygen system for patients that require supplemental oxygen while at rest or during activity.

Prescription Use [X]               AND/OR        Over-The Counter Use [ ]
(Part 21 CFR 801 Subpart D)                      (21 CFR 807 Subpart C)

(PLEASE DO NOT WRITE BELOW THIS LINE-CONTINUE ON ANOTHER PAGE IF NEEDED)

             Concurrence of CDRH, Office of Device Evaluation (ODE)

            /s/ [ILEGIBLE]
           ----------------------------
           (Division Sign-Off)
           Division of Anesthesiology, General Hospital,
           Infection Control, Dental Devices
           510(k) Number: K033364

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